Exhibit 5.1

December 13, 2016

USA Compression Partners, LP

100 Congress Avenue, Suite 450

Austin, Texas 78701

Ladies and Gentlemen:

We have acted as counsel for USA Compression Partners, LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership of up to 4,500,000 common units (the “Firm Units”) representing limited partner interests in the Partnership and up to an additional 675,000 common units pursuant to the Underwriters’ (as defined below) option to purchase additional common units (together with the Firm Units, the “Units”) pursuant to that certain Underwriting Agreement dated December 8, 2016 (the “Underwriting Agreement”) by and among the Partnership, USA Compression GP, LLC (the “General Partner”) and the several underwriters named therein (the “Underwriters”). We have participated in the preparation of a Prospectus Supplement dated December 8, 2016 (the “Prospectus Supplement”) and the Prospectus dated June 4, 2015 (the “Base Prospectus”) forming part of the Registration Statement on Form S-3 (as amended, Registration No. 333-193724) (the “Registration Statement”). The Prospectus Supplement has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined and relied upon (i) executed copies of the organizational documents of the Partnership and the General Partner; (ii) the Registration Statement, the Prospectus Supplement and the Base Prospectus; (iii) the Underwriting Agreement; (iv) certain resolutions adopted by the Board of Directors of the General Partner, relating the the registration, issuance and sale of the Units and related matters; and (v) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

In connection with this opinion, we have assumed that all Units will be issued and sold in the manner stated in the Prospectus Supplement, the Base Prospectus and the Underwriting Agreement.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth below, we are of the opinion that, except as described in the Registration Statement, the Prospectus Supplement and the Base Prospectus, when the Units

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have been issued and delivered in accordance with the terms of the Underwriting Agreement, then the Units will be validly issued, fully paid and non-assessable.

The opinions expressed herein are qualified in the following respects:

A. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

B. This opinion is limited in all respects to the federal laws of the United States, the Delaware Revised Uniform Limited Partnership Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Validity of the Common Units” and “Legal Matters” in the Prospectus Supplement and the Base Prospectus, respectively. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.